Southwestern Energy Third Quarter 2011 Earnings Teleconference

Speakers:

Steve Mueller; President and Chief Executive Officer

Bill Way, Chief Operating Officer

Greg Kerley; Executive Vice President and Chief Financial Officer

Steve Mueller; President and Chief Executive Officer

Good morning, and thank you for joining us.  With me today are Bill Way, our new Chief Operating Officer, Greg Kerley, our CFO, and Brad Sylvester, our VP of Investor Relations.

If you have not received a copy of yesterday’s press release regarding our third quarter results, you can find a copy on our website at www.swn.com.  Also, I would like to point out that many of the comments during this teleconference are forward-looking statements that involve risks and uncertainties affecting outcomes, many of which are beyond our control and are discussed in more detail in the Risk Factors and the Forward-Looking Statements sections of our annual and quarterly filings with the Securities and Exchange Commission. Although we believe the expectations expressed are based on reasonable assumptions, they are not guarantees of future performance and actual results or developments may differ materially.

To begin, we posted outstanding results for the third quarter. Our earnings and cash flow were up primarily driven by our production growth which continues to exceed our expectations. As a result, we have increased our production guidance for the fourth quarter and for the full year 2011. Total production growth was 23% during the quarter, fueled by our Fayetteville Shale play which grew by 21% with production of 112 Bcf. We also produced 7.4 Bcf from the Marcellus Shale and 9.6 Bcfe from our Ark-La-Tex division.

Fayetteville Shale

Now, to talk about each of our operating areas.  We placed 132 operated wells on production in the Fayetteville Shale during the third quarter, which resulted in gross operated production reaching approximately 1.9 Bcf per day earlier this week.

Overall, our operated horizontal wells had an average completed well cost of $2.8 million per well with an average lateral length of 4,847 feet and an average drilling time of 7.8 days during the third quarter. We also placed 25 wells on production during the quarter that were drilled in 5 days or less. In total, we have drilled 80 wells to date in 5 days or less. Our average initial producing rates were approximately 3.4 million cubic feet per day, which is up 14% from the second quarter.

Marcellus Shale

In Northeast Pennsylvania, we are very encouraged by what we have seen to date.  No new wells were placed on production in the third quarter. However, we are excited that the same 17 Marcellus Shale horizontal wells in our Greenzweig area in Bradford County are currently producing approximately 110 MMcf of gross operated production per day, compared to 104 MMcf per day when we spoke to you at our last teleconference. Net production from the area was 7.4 Bcf in the third quarter of 2011, compared to 5.1 Bcf in the second quarter.

As for our activities for the rest of the year, we are currently in the process of completing a five-well pad in Bradford County and expect those wells to come on-line in November. We have also moved in a second rig and started drilling in our Price area in Susquehanna County and we expect to have first production from this area in January. We will be drilling in the Greenzweig, Price and Range Trust areas throughout the rest of the year, but will not put any new wells to sales until January due to state permitting delays and the constraints of firm transportation and gathering capacity. We are planning to be much more active in Northeast Pennsylvania in 2012, and have recently signed a contract for 2 additional rigs to be delivered in mid-year 2012. These rigs will be newbuilds and designed specifically for our Marcellus Shale operations.

New Ventures

Switching to New Ventures, in New Brunswick we completed the second phase of surface geochemical sampling and the acquisition phase of approximately 250 miles of 2-D data. Interpretation of both sets of data is underway. The next step in 2012 is to shoot more 2-D seismic to help give us a better understanding of where to drill our first well.

Outside of New Brunswick, we currently have approximately 948,000 net undeveloped acres in connection with other New Ventures prospects. Of these 948,000 net acres, we have approximately 487,000 net acres located in the Lower Smackover Brown Dense formation, an unconventional oil reservoir found in southern Arkansas and northern Louisiana. We spud our first well in September, the Roberson #1-15H located in Columbia County, Arkansas, and it is currently drilling in the lateral portion of the well. This well has a vertical depth of approximately 9,200 feet and a planned horizontal lateral length of 4,000 feet and is planned to be completed next month. We will spud our second well located in Claiborne Parish, Louisiana, as soon as the rig moves off of the Roberson well. This well has a planned total vertical depth of approximately 10,700 feet and a planned 7,900-foot horizontal lateral. Our plans are to drill up to 8 additional wells as we continue to test the concept in 2012. If our drilling program yields positive results, activity in the play could increase significantly over the next several years.

In addition to the projects mentioned, we have 461,000 net acres on other ideas that we will provide updates on in the future. This acreage total is up 86,000 acres from the second quarter, or 23%.

I will now turn it over to Greg Kerley, our Chief Financial Officer, who will discuss our financial results.

Greg Kerley – Executive Vice President and Chief Financial Officer

Thank you, Steve, and good morning.  We reported earnings for the third quarter of $175 million, or $0.50 per share, up 9% from the prior year.  Our discretionary cash flow was $473 million which set a new record and was up 12% from the same period in 2010.  As Steve noted, our earnings and cash flow were up primarily due to our strong production growth which combined with our low cost structure more than offset the impact of lower gas prices.  Our production growth continues to exceed our expectations and as a result we have increased our production guidance for the full year to 496 – 500 Bcfe, representing an increase of approximately 23% over the prior year.

We realized an average gas price of $4.30 per Mcf in the third quarter compared to $4.67 per Mcf a year ago.  Our hedging activities helped to increase our average gas price by $0.59 per Mcf during the third quarter and for the remainder of 2011 we currently have NYMEX price hedges in place on notional volumes of 80 Bcf, which is over 60% of our expected fourth quarter gas production, at a weighted average floor price of $5.21 per Mcf.

Operating income for our E&P segment was $229 million during the quarter, compared to $217 million in the same period last year.  Our cost structure continues to be a key advantage for us and our all-in cash operating costs, which include lease operating expenses, general and administrative expenses, taxes other than income taxes and net interest expense, were $1.26 per Mcfe for the third quarter of 2011 down from a $1.31 a year ago.

Our full cost pool amortization rate also declined to $1.28 per Mcfe in the third quarter, down from $1.31 in the prior year.

Operating income from our Midstream Services segment was $67 million in the third quarter, up 25% from the prior year period.  The increase in operating income was primarily due to the increase in gathering revenues from our Fayetteville and Marcellus Shale properties, partially offset by increased operating costs and expenses.  Our Fayetteville gathering system achieved a significant milestone during the third quarter as its system throughput exceeded 2.0 billion cubic feet of natural gas per day, up from 1.7 billion cubic feet per day a year ago.

As a reminder, in the Marcellus we have firm transportation agreements in place this quarter on approximately 125 million cubic feet of gas per day.  Our firm transportation increases to roughly 155 million cubic feet per day in the first quarter of 2012, then increases to 215 million in the second quarter and to 300 million in the fourth quarter of 2012.

At September 30, we had $600 million borrowed on our $1.5 billion credit facility at an average interest rate of around 2.2%, and had total debt outstanding of $1.3 billion, resulting in a debt to book capital ratio of 26%, which is down from 27% at December 31, 2010.

More importantly, our cash flow in the third quarter exceeded our capital investments for the first time since announcing the Fayetteville Shale project 7 years ago.  We will continue to borrow some funds at times to drill efficiently and test new ideas, but this is yet another milestone in 2011, along with gathering over 2 Bcf per day and almost 100% pad drilling in the Fayetteville.

In summary, we are very pleased with our third quarter results and the progress we have made year-to-date.  Our strong operating and financial results continue to reflect the high quality of our assets and low cost structure and we are well positioned to provide profitable growth in production and reserves over the next several years.  That concludes my comments, so now we’ll turn back to the operator who will explain the procedure for asking questions.

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of our peers and of prior periods.

One such non-GAAP financial measure is net cash provided by operating activities before changes in operating assets and liabilities. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

See the reconciliations below of GAAP financial measures to non-GAAP financial measures for the three months ended September 30, 2011 and September 30, 2010.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the Company's reported results prepared in accordance with GAAP.

	3 Months Ended September 30,
	2011	2010
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 443,281	$ 406,009
Add back (deduct):
Change in operating assets and liabilities	29,313	15,051
Net cash provided by operating activities before changes in operating assets and liabilities	$ 472,594	$ 421,060